UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report:  June 25, 2009

ECCO ENERGY CORP.
(Exact Name of Registrant as Specified in its Charter)

NEVADA
(State or Other Jurisdiction of Incorporation)

000-51656	75-2990007
(Commission file number)	(I.R.S. Employer Identification No.)

3315 Marquart St. Suite 206 Houston, Texas	77027
(Address of Principal Executive Offices)	(Zip Code)

713.771.5500
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS

In October of 2008, ECCO Energy Corp. (“ECCE”) acquired from M-J Oil Company Inc, of Paris, Ohio (“M-J”)a gas pipeline, approximately 13 miles in length, located in Jefferson and Harrison Counties, Ohio (“Pipeline”).  The Pipeline was purchased from M- J, an unaffiliated third party, by issuing a mortgage note in the principal amount of $1,000,000 (“Note”).  The Note bears an 8% annual interest rate and is secured by the Pipeline assets.  There are no payments due until September 30, 2009, at which time, the entire unpaid balance of principal and accrued interest is due.  The Pipeline services oil and gas properties owned by Samurai Corp, an affiliated company (“Samurai”). Pursuant to the terms of the Purchase Agreement dated September 30, 2008 by and between ECCE and Samurai, the oil and gas wells and properties serviced by the pipeline and owned by Samurai were to be transferred to ECCE on or before December 31, 2008.  While both Samurai and ECCE intended to fully comply with such terms and did take action to effect the transfer, the transaction was subsequently rescinded for the reasons set forth in the 8K dated March 5, 2009 filed on March 20, 2009.  Because the conveyance of the Samurai oil and gas wells and properties did not occur, M-J obtained a judgment against ECCE without notice pursuant to the provisions of the Note. While ECCE believes that such action by M-J had no merit and is appealable, because the Note was to mature on September 30, 2009, ECCE has entered into negotiations with M-J to restructure the debt.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ECCO Energy Corp.

Date: June 25, 2009	By:/s/ Samuel Skipper
Samuel Skipper
President/CEO